Exhibit 10.1

January 24, 2025

Dorian LeBlanc 449 W Elm St

Yarmouth, ME 04096

Dear Dorian:

On behalf of LeMaitre Vascular, Inc., I am pleased to offer you the position of Chief Financial Officer, reporting to George LeMaitre, Chairman & Chief Executive Officer, with a start date of Monday, March 10, 2025. This offer of employment is contingent upon the Company’s satisfaction with our background verification, reference checks, and required onboarding processes.

Your salary for this position will be $21,730.77 gross per pay period, which is equivalent to $565,000 per year when annualized over 26 bi-weekly pay periods. You will participate in the company’s annual merit increase process and be eligible for a merit increase (prorated from your start date) effective January 1, 2026. You will be a level 1.5 employee. The company currently has 19 levels of employees, from 0 (CEO) to level 12 (device manufacturers), including six half levels.

In addition to your base salary, you will be eligible for the following:

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An annual target bonus, based upon achievement of goals, of $225,000. Annual bonuses are typically paid at the end of January of the following year; employees must be active as of December 31st of the plan year to be eligible. Your 2025 bonus will be prorated from your start date. Annual bonus plans include the availability of up to 160% of the annual target bonus.

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An annual equity award of $375,000 with four-year graded vesting. Equity awards to all employees occur in December each year and are subject to the approval of the Compensation Committee of the Board of Directors. December 2025 is when you should expect your first annual equity grant, 50% stock options, 25% PSUs, and 25% RSUs.

-	A one-time sign-on equity grant (in RSUs) valued at $100,000 with four-year vesting will be requested from the Compensation Committee of the Board of Directors shortly after you join the company.

-	Medical and dental insurance coverage effective the first of the month following date of hire.

-	25 days of vacation accrual per year.

-	9 paid holidays; also eligible for 2 personal days and 5 sick days per calendar year prorated for 2025.

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401(k) plan which offers a company match of 50% on the first 6% after you are enrolled. You will be able to enroll after 30 days of employment. Our 401(k) plan likely will change to 50% on the first 8% with three-year vesting in late 2025.

-	A three-year hybrid work schedule. Relocation to the Burlington area is the current default.

-	Our benefits are described in greater detail in the Summary of 2025 Employee Benefits.

If you are subject to Termination (defined below), you shall receive a lump sum severance payment, paid no later than thirty (30) days following Termination, in the amount of (a) if Termination occurs on or before March 10, 2028, $100,000; or (b) if Termination occurs after March 10, 2028, the greater of two (2) weeks of your base salary as of the date of Termination for each completed twelve-month period of your service prior to the Termination or $225,000, in any case ((a) or (b)) less applicable withholding and other taxes. Your receipt of such severance payment shall be in full and final satisfaction of your rights and claims under this offer letter and is subject to and conditioned upon (i) your delivery of a signed non-disparagement agreement and release of known and unknown claims related to your employment in a form satisfactory to the Company, (ii) your resignation as an officer of the Company, and (iii) your delivery to the Company of all property of the Company which may be in your possession, custody or control, all of which shall occur within thirty (30) days of Termination otherwise you shall forfeit your right to any and all severance pay. Additionally, if you in any manner breach the Employee Obligations Agreement between you and the Company, then the Company’s duty to pay any severance to you shall terminate and you shall immediately reimburse the Company for any severance payment previously delivered by the Company. The foregoing shall not be the Company’s exclusive remedy for a breach of the Employee Obligations Agreement and shall be in addition to any other damages available at law or in equity.

For purposes hereof:

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“Termination” means a termination of your employment by the Company without Cause (defined below). Notwithstanding anything to the contrary herein, a “Termination” shall not include termination of your employment in connection with a merger, reorganization, sale of the Company’s business, assets or similar transaction, provided that you are immediately rehired on comparable or better terms by the Company’s successor entity. For the avoidance of doubt, a “Termination” shall not include a termination of your employment (a) by the Company for Cause; or (b) by you.

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“Cause” means any of (a) your continued failure to perform your duties with the Company for thirty (30) days after a written demand for performance is delivered to you by the Company’s Chief Executive Officer (“CEO”), which specifically identifies the manner in which you have not performed your duties, (b) your engagement in acts of dishonesty or moral turpitude, illegal conduct or gross misconduct, including, without limitation, fraud, misrepresentation, theft, or embezzlement, (c) your violation of Company policy or refusal to follow a lawful directive of the CEO or the Board of Directors, which violation or refusal is not remedied within ten (10) days after receipt of notice thereof from the Company, (d) your breach of this offer letter or the

Employee Obligations Agreement, (e) your engagement in conduct that is likely to affect adversely the business and/or reputation of the Company, or (f) your death or disability (defined as your inability to engage in the performance of your duties with the Company for a period of at least one hundred eighty (180) days in any three hundred sixty (360) day period by reason of a physical or mental impairment, with reasonable accommodations).

We look forward to having you join our Company and becoming a member of the LeMaitre team. If you choose to accept this offer, your employment will be at-will and either you or the Company will be free to end your employment at any time, for any reason, and without notice.

Please note, as a condition of your employment you must sign and return the Employee Obligations Agreement before you start work.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below.

Yours truly,

/s/ Daniel Mumford

Daniel J. Mumford

Sr. Director, Human Resources

/s/ Dorian LeBlanc	February 7, 2025

Accepted by – Signature	Date Accepted